Exhibit 10.1

Elisa Palazzo

[ADDRESS]

Dear Elisa,

I am very pleased to offer you the position of Chief Financial Officer at CarGurus, Inc. (“CarGurus” or the “Company”), reporting to me, Jason Trevisan, Chief Executive Officer. This letter will clarify the terms and conditions of your at-will employment with CarGurus, should you accept our offer. Note, this offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

1. Position. Subject to satisfaction of all of the conditions described in this letter, your employment will begin on December 4th, 2023 (the “Start Date”). Your primary place of work will be the Company’s main offices, currently located at 2 Canal Park, Cambridge, MA, 02141. We expect that you will perform the duties and responsibilities typically associated with your position, and other duties assigned to you, in a satisfactory manner and to the best of your abilities. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. During the course of your employment with CarGurus, your position and duties are subject to change. Also, you are required to follow the policies and procedures of the Company, as they may exist and be revised during your employment.

You will be assigned to work at the Company’s office in Cambridge, Massachusetts. As we discussed, you will therefore be expected to relocate your home to within a reasonable commuting distance from that office no later than December 4th, 2024. While you will be permitted to work on a remote basis pending your move, we will not be able to continue this remote work arrangement beyond your initial 365 days of employment and you will be subject to the Company’s Hybrid Attendance Policy after that time. Please note that if you do not relocate as expected, or are otherwise not able to meet our in-office attendance expectations by no later than December 4th, 2024, we may end the employment relationship.

2. Compensation & Benefits.

In consideration of your services:

(a) Your semi-monthly salary of $16,250.00, annualized at $390,000.00 (the “Base Salary”), will be paid semimonthly on the 15th day and last day of each month and subject to taxes and other withholdings required by law. As an exempt employee you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are expected to work the number of hours required to meet the needs of the business.

(b) You will be eligible to participate in the CarGurus Annual Incentive Plan, through which you may be eligible to earn a discretionary bonus up to $250,000.00, less applicable taxes and withholdings. For the current fiscal year, the amount you are eligible to earn under the CarGurus Annual Incentive Plan will be prorated based upon your start date. Whether to grant a bonus, and in what amount, are determinations to be made in the sole discretion of the Company based on a variety of factors, including, but not limited to, your performance and the Company’s performance. In order to remain eligible and receive a bonus award, if any, you must be employed by the Company at the time it makes bonus payments to employees for that year. This discretionary bonus is not intended to and shall not be deemed a “wage” under any state or federal wage hour law.

(c) You will be eligible for a one time Sign-On Bonus of $50,000.00 (the “Sign-On Bonus”), less applicable taxes and withholdings, to be paid as follows: 100% of the Sign-On Bonus within the first sixty days from your Start Date. Should your employment with CarGurus terminate, for any reason, within 12 months, or on the one-year anniversary, of your Start Date, you must immediately repay to CarGurus the Sign-On Bonus. In the event of such termination, CarGurus may, in its discretion, also deduct any unreturned Sign-On Bonus amount from any compensation, severance, commission or other amount due to you, subject to applicable laws.

(d) You will be eligible to participate in the Company’s benefit plans on your first day of employment. Your participation in these plans will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, as the same may be in effect from time to time. No representation is made, however, that any specific benefits now available will continue or that any other benefits will be made available. During your first two (2) years of employment with the Company, you will be entitled to four (4) weeks’ paid vacation annually at such reasonable times as you and the Company may determine. Commencing with your third year of employment with the company, you will be entitled to the number of paid vacation days annually in accordance with the Company’s then standard vacation and paid time off policies. Additional information regarding the Company’s benefit plans will be provided under separate cover.

3. Eligibility to Participate in Omnibus Incentive Compensation Plan. You will be eligible to participate in the Company’s Omnibus Incentive Compensation Plan (the “Plan”), under which the Company grants to employees restricted stock units (“RSUs”) that are subject to service-based vesting conditions. On the Start Date we will award to you a one-time grant consisting of RSUs representing shares of the Company’s Class A common stock with an award value of $2,000,000.00 (the “RSU Award Value”). The vesting schedule will be 4 years, with the first 25% of the RSUs vesting on the first anniversary of the vesting start date and an additional 6.25% of the RSUs vesting at the end of each three month period thereafter. Any such grant of RSUs is subject to the terms and conditions of the Plan and the RSU grant agreement on the form for executive officers evidencing the terms and conditions of the grant, including the service-based vesting schedule and applicable acceleration provisions. The number of RSUs to be awarded to you will be based on dividing the RSU Award Value by the closing price of CarGurus’ Class A common stock on the Nasdaq Stock Market on the Start Date, rounded down to the nearest whole share. In addition, you shall be eligible for further equity awards from time to time as determined by the Board of Direcotrs (or its committee) in its sole discretion. All equity awards shall be governed in all respects by the terms of the applicable written agreements and Plan documents.

4. Modification of Compensation and Incentive Plans. The Company reserves the right, in its sole discretion, to modify, change or eliminate, on a prospective basis, the compensation, bonus and incentive plans, as applicable, addressed in Sections 2 and 3 above.

5. Protection of the Company’s Confidential Information and Goodwill. In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its goodwill with its clients and business partners, including vendors, suppliers and others, you are required to sign the Company’s standard Protection of Confidential Information Agreement (“NDA”), a copy of which is attached to this letter. The terms and conditions of the NDA will remain in effect regardless of any change in the nature of your duties, compensation or employment with the Company and its affiliates.

6. Representations and Warranties. By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the

Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

7. Contingent Offer.

This offer is contingent upon:

(a)

Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. You will receive an email from HireRight to complete your Form I-9. Please bring the appropriate documents listed on this form with on your Start Date. If you fail to submit such proof, federal law prohibits us from commencing employment.

(b)	Satisfactory completion of a background investigation which includes, but is not limited to, previous employment, education, and criminal history.

(c)	Your execution of the Company’s enclosed Non-Disclosure Agreement (“NDA”).

(d)	Your compliance with Section 6.

This offer will be withdrawn if any of the above conditions are not satisfied. The Company may terminate your employment if any of the above conditions are not satisfied

8. Payment on Termination by the Company without Cause or by you for Good Reason. Should your employment be terminated by (1) the Company without “Cause” (“Cause” shall be defined as a finding by the Company that you (a) materially breached your employment agreement or offer letter with the Company, which breach has not been remedied by you within 30 days after written notice has been provided to you of such breach, (b) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (c) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (d) breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between you and the Company, or (d) engaged in such other behavior detrimental to the interests of the Company as the Company reasonably determines; or (2) by you for “Good Reason” (as defined below), then in addition to payment of all wages earned through the effective date of such termination (the “Termination Date”), which will be made on or about the Termination Date, and subject to (i) your signing a Separation Agreement and Release in a form and manner satisfactory to the Company, as further described below; and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Termination Date (or such shorter period as set forth in the Separation Agreement and Release), including any applicable seven (7) business day revocation period provided therein:

(a)  the Company will pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”);

(b)  subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine (9)-month anniversary of the Termination Date; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above (the “COBRA Subsidy”). Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 8, to the extent taxable, will be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Your receipt of the Severance Pay and COBRA Subsidy will be conditional on your signing (and, if applicable, not revoking) a Separation Agreement and Release in a form acceptable to the Company, including a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your post-employment obligations under the NDA, and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement substantially similar to or the same as the noncompetition provision of the NDA. Further, the Separation Agreement and Release will provide that if you breach the NDA, all payments of the Severance Amount and COBRA Subsidy will immediately cease and be recoverable by the Company.

For purposes of this letter, “Good Reason” means you have complied with the Good Reason Process (as defined below) following the occurrence of any of the following events, without your consent: (i) a material diminution in the your title, responsibilities, authority or duties; (ii) a material diminution in your base salary or target bonus, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the principal geographic location at which you provide services to the Company (with the exception of travel related to your duties to the Company); or (iv) the material breach by the Company of the written employment agreement, offer letter or severance agreement between you and the Company; and “Good Reason Process” means (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9. Nature of Relationship; Choice of Law. While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining. As explained further in Section 10, your employment with the Company is at will, which means that both you and the Company remain free to end the employment relationship at any time and for any reason. Accordingly, this letter shall not be construed as an agreement, either express or implied, to employ you for any particular term, and does not alter the Company’s at will employment policy with respect to your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit, beyond the end of your employment with the Company, other than any payments for which you may become eligible by operation of Section 8.

If you will regularly perform your duties at any of the Company’s business locations in Massachusetts, then all aspects of your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof. If you reside and you will regularly perform your duties for the Company outside of Massachusetts, then all aspects of your employment (except for the NDA, which in such case would be governed by Delaware law), shall be governed by and construed in accordance with the laws of state where you reside.

10. At-Will Employment. Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Elisa, we look forward to you joining our organization. In order to confirm your intention to commence employment with CarGurus on the Start Date on the terms set forth in this letter, please sign and return to me this letter and the NDA. If you have any questions, please do not hesitate to speak with me.

Sincerely,

/s/ Jason Trevisan

Jason Trevisan

Chief Executive Officer

CarGurus, Inc.

ACKNOWLEDGEMENT AND AGREEMENT

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter. I will commence employment on the Start Date on the terms set forth in this letter.

/s/ Elisa Palazzo	10/16/2023
Elisa Palazzo	Date

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